Exhibit 2.1

Plan of Conversion

of

Eightco Holdings Inc., a Delaware corporation,

into

Eightco Holdings Inc., a Texas corporation

This PLAN OF CONVERSION (this “Plan”), dated as of January 30, 2026, is hereby adopted by Eightco Holdings Inc., a Delaware corporation (the “Converting Entity”), in order to set forth the terms, conditions and procedures governing its conversion into, and continued existence as, Eightco Holdings Inc., a Texas corporation (the “Converted Entity”), pursuant to Title 1, Chapter 10, Subchapter C of the Texas Business Organizations Code (the “TBOC”).

WHEREAS, the Board of Directors of the Converting Entity has approved this Plan and the conversion of the Converting Entity into the Converted Entity (the “Conversion”), has adopted such resolutions as required pursuant to the terms of the Delaware General Corporation Law (the “DGCL”), and has submitted and recommended this Plan and the Conversion for approval by the stockholders of the Converting Entity, and the stockholders of the Converting Entity have validly approved this Plan and the Conversion in accordance with the requirements of the DGCL and the certificate of incorporation, as amended, of the Converting Entity.

NOW, THEREFORE, the Entity does hereby adopt this Plan, as set forth below:

1.	Plan of Conversion

a.	The name of the Converting Entity is “Eightco Holdings Inc.”, a Delaware corporation.

b.	The name of the Converted Entity is “Eightco Holdings Inc.”, a Texas corporation.

c.	The Converting Entity is continuing its existence, without lapse or interruption, in the organizational form of a Texas for-profit corporation under the name “Eightco Holdings Inc.”; that is, in the organizational form of the Converted Entity.

d.	The Converted Entity is to be a corporation, and its jurisdiction of formation is the State of Texas.

e.	As of the Effective Time (as defined in Section 2), automatically by virtue of the Conversion and without any further action on the part of any person, each share of common stock (including restricted stock, which shall remain restricted), par value $0.001 per share, of the Converting Entity shall convert into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Converted Entity, and any warrant, option, restricted stock unit, equity or equity-based award, or other right to acquire any shares of, or of any instrument to convert into or based on the value of, common stock or other equity security of the Converting Entity shall from and after the Effective Time, be a warrant, option, restricted stock unit, equity or equity-based award, or other right to acquire any shares of, or of any instrument to convert into or based on the value of, the same amount of common stock or other equity securities of the Converted Entity, respectively, and, if applicable, with the same exercise or purchase price per share.

f.	As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of common stock or other equity securities of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of common stock or other equity securities of the Converted Entity, respectively.

g.	All of the outstanding certificates representing shares of common stock of the Converting Entity immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of common stock of the Converted Entity.

h.	As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.

2.	Effective Time. The Conversion will be consummated under the TBOC by filing with the Secretary of State of the State of Texas (a) a Certificate of Conversion in the form required by the TBOC (the “Texas Certificate”) and executed in accordance with the relevant provisions of the TBOC and (b) a Certificate of Formation in the form attached hereto as Exhibit A (the “Certificate of Formation”). The time on which such Texas Certificate is accepted by the Texas Secretary of State shall be the “Effective Time”. Simultaneously with the filing of the Texas Certificate, the Converting Entity is authorized and empowered to take any such actions as may be necessary or prudent in connection with the Conversion under the DGCL.

3.	Effects of the Conversion. The Conversion will have the effects set forth in the TBOC and, to the extent necessary, the DGCL, including without limitation the effects set forth in Section 1.c of this Plan. The Converted Entity will be responsible for the payment of all of the Converting Entity’s fees and franchise taxes and will be responsible for all of its debts and liabilities.

4.	Governance of the Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with the TBOC and the Certificate of Formation, and the Bylaws of the Converted Entity in substantially the form attached hereto as Exhibit B. Immediately after the Effective Time, the directors and officers of the Converting Entity shall continue as the directors and officers of the Converted Entity.

5.	Foreign Qualifications of Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory, or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency, or country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 5 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Converted Entity.

6.	Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan, no provision of this Plan is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.

7.	Severability. Whenever possible, each term and provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent, of such prohibition or invalidity, without invalidating the remainder of this Plan. Upon the determination that any term or provision of this Plan is invalid, illegal or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal or enforceable.

IN WITNESS WHEREOF, Eightco Holdings Inc., a Delaware corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

Eightco Holdings Inc.
a Delaware corporation

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer

Exhibit A

Form of Certificate of Formation

CERTIFICATE OF FORMATION

OF

EIGHTCO HOLDINGS INC.,

a Texas Corporation

Eightco Holdings Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

A. Eightco Holdings Inc. (formerly known as Eightco Holdings Inc.), a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 101 Larry Holmes Drive, Suite 313, Easton, PA 18042, was originally incorporated on March 9, 2022.

B. The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Eightco Holdings Inc.” on January 29, 2026, pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation.

ARTICLE I

Name

The name of the Corporation is Eightco Holdings Inc.

ARTICLE II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, TX 75201. The name of its registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 101 Larry Holmes Drive. Suite 313, Easton, PA 18042.

ARTICLE III

Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

Authorized Capital Stock

4.1 Authorized Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 10,010,000,000, consisting of 10,000,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Article IV.

4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Formation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation or pursuant to the TBOC.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) No holder of shares of Common Stock of the Corporation shall have any preemptive or preferential right of subscription to any shares of the Corporation of any class, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, whether now or hereafter authorized, issued, sold, or offered for sale by the Corporation. Preemptive rights are expressly denied with respect to the Common Stock pursuant to Section 21.203 of the Texas Business Organizations Code (as amended from time to time).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) Holders of Preferred Stock shall not have preemptive rights, except to the extent (if any) such rights are expressly provided in the resolution or resolutions of the Board of Directors establishing the series of Preferred Stock pursuant to the authority granted in this Certificate of Formation.

(c) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Board of Directors

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 Number of Directors; Election; Term.

(a) The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by the manner provided in the Bylaws.

(b) The Board of Directors shall be classified and the directors serving thereon shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors serving on the Board of Directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The initial term of the Class I directors shall terminate on the date of the 2026 Annual Meeting; the initial term of the Class II directors shall terminate on the date of the 2027 Annual Meeting; and the initial term of the Class III directors shall terminate on the date of the 2028 Annual Meeting. After the initial term of the Class I, Class II and Class III directors has expired, at each Annual Meeting thereafter, all directors of such class shall be elected for a three-year term.

(c) The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 5.4 of this ARTICLE V, and each director elected shall hold office for the term for which he is elected and until his successor is elected and qualified or until his or her earlier death, resignation, or removal.

5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders of the Corporation only for cause.

5.4 Vacancies and Newly Created Directorships. Except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC. A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

Bylaws

The Bylaws may be adopted, amended or repealed by shareholders in the manner now or hereafter prescribed by this Certificate of Formation, the Bylaws or the TBOC. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Shareholder Action

7.1 Action by Written Consent of Shareholders. Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted to be taken by the shareholders of the Corporation by written consent, and not at a duly called annual or special meeting of shareholders of the Corporation, may only be taken if such written consent is signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, (to the extent required by the TBOC) the president, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

7.3 Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

Limitation of Personal Liability and Indemnification

8.1 Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8.2 Indemnification. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE IX

Amendment of Certificate of Formation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X

Books and Records; Principal Office

The principal office of the Corporation may be located within or outside the State of Texas, as determined from time to time by the Board of Directors or as provided in the Bylaws of the Corporation. Except as otherwise expressly required by the Texas Business Organizations Code, the books, records, accounts, and minutes of the Corporation may be kept at such place or places, within or outside the State of Texas, as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The Corporation shall maintain at its registered office in the State of Texas those records required to be maintained thereunder by Section 3.151 of the Texas Business Organizations Code.

[Signature page follows]

IN WITNESS WHEREOF, Eightco Holdings Inc. has caused this Certificate of Formation to be signed by a duly authorized officer of the Corporation on this 30 day of January, 2026.

By:
Name:	Kevin O’Donnell
Title:	Chief Executive Officer

Exhibit B

Form of Amended and Restated Bylaws

AMENDED AND RESTATED BYLAWS OF EIGHTCO HOLDINGS INC.

(a Texas Corporation)

Effective as of January 29, 2026, upon approval by the stockholders and effectiveness of the Company’s conversion/redomestication to Texas. Adopted pursuant to the Texas Business Organizations Code (the “TBOC”).

ARTICLE I – CORPORATE OFFICES AND RECORDS

1.1 Registered Office. The registered office of Eightco Holdings Inc. (the “Corporation”) shall be located in the State of Texas at such address as set forth in the Corporation’s Certificate of Formation or as may be designated from time to time by the Board of Directors (the “Board”).

1.2 Other Offices. The Corporation may maintain other offices within or outside the State of Texas as the Board may determine or as the business of the Corporation requires.

1.3 Books and Records. Except as otherwise required by the TBOC, the books, records, and accounts of the Corporation may be kept at such place or places, within or outside the State of Texas, as may be designated by the Board. The Corporation shall maintain at its registered office in Texas those records required to be kept under the TBOC.

ARTICLE II – MEETINGS OF SHAREHOLDERS

2.1 Place and Format of Meetings. Meetings of shareholders shall be held at such place, within or outside the State of Texas, as may be designated by the Board. The Board may determine that any meeting be held solely by means of remote communication to the extent permitted under the TBOC.

2.2 Annual Meeting. The annual meeting of shareholders shall be held at such date and time and at such place (if any) as may be fixed from time to time by the Board, for the purpose of electing directors and transacting such other proper business as may be brought before the meeting in accordance with these Bylaws.

2.3 Special Meetings. Special meetings of the shareholders may be called only by (a) the Board, (b) the Chairperson of the Board, (c) the Chief Executive Officer, (d) the President; or (e) by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board may postpone or reschedule, or, in the case of a special meeting not called by shareholders, cancel any previously scheduled special meeting. The notice of a special meeting shall state the purpose or purposes for which the meeting is called, and only such business may be conducted as is properly brought by or at the direction of the person(s) calling the meeting in accordance with these Bylaws.

2.4 Advance Notice Procedures.

At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (i) pursuant to the Corporation’s proxy materials for such meeting; (ii) by or at the direction of the Board; or (iii) by a shareholder of record who has complied with the notice procedures in this Section 2.4 and whose proposed business is a proper matter for shareholder action.

To comply with clause (iii), a shareholder’s timely notice must be received by the Secretary at the Corporation’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Corporation first mailed its proxy materials (or notice of availability thereof, if earlier) for the preceding year’s annual meeting; provided, that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which Public Announcement of the date of such annual meeting is first made. No adjournment or postponement of an annual meeting or announcement thereof shall commence a new time period for the giving of a shareholder’s notice.

“Public Announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be in proper written form, a shareholder’s notice must set forth, as to each matter of business the shareholder intends to bring before the annual meeting: (a) a brief description of the business, the text of any resolutions proposed, and the reasons for conducting such business; (b) the name and address of the shareholder and any Stockholder Associated Person; (c) the class and number of shares that are held of record or beneficially by the shareholder and any Stockholder Associated Person, and any derivative positions; (d) a description of any hedging or other transactions entered into by or on behalf of the shareholder or any Stockholder Associated Person with respect to the Corporation’s securities, including any short positions or borrowing/lending of shares, and any other agreement or understanding affecting voting power; (e) any material interest of the shareholder or any Stockholder Associated Person in such business; and (f) a statement whether the shareholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power reasonably believed necessary to carry the proposal (a “Business Solicitation Statement”). The notice must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information in clauses (c) and (d) as of such record date.

A “Stockholder Associated Person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder; (ii) any beneficial owner of shares owned by such shareholder and on whose behalf the proposal or nomination is being made; or (iii) any person controlling, controlled by, or under common control with any person described in clauses (i) or (ii).

Without exception, no business shall be conducted at any annual meeting except in accordance with this Section 2.4 (and, if applicable, the nomination procedures below). Business proposed by a shareholder may not be conducted if the shareholder or any Stockholder Associated Person takes action contrary to the representations made in the Business Solicitation Statement or if such statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the meeting shall determine and declare whether business was properly brought and, if not, such business shall not be conducted.

Nominations of persons for election or re-election as directors at an annual meeting may be made only (A) by or at the direction of the Board or (B) by a shareholder of record who timely delivers a notice to the Secretary in proper written form. To be timely, a nomination notice must be received at the time set forth above. In the event the number of directors to be elected is increased and there is no Public Announcement naming all nominees or specifying the size of the increased Board at least ten days before the last day a shareholder may deliver notice, a shareholder’s notice shall be timely, but only with respect to nominees for any new positions created by such increase, if received not later than the close of business on the tenth day following the date of the Public Announcement.

To be in proper written form, the nomination notice must set forth, as to each person (a “nominee”) proposed: (a) the nominee’s name, age, business address, and residence address; (b) principal occupation or employment; (c) the class and number of shares held of record or beneficially and any derivative positions; (d) any hedging or other transactions or agreements affecting voting power; (e) all arrangements or understandings between or among the shareholder and each nominee and any other person(s) pursuant to which the nominations are to be made or concerning service on the Board; (f) a written statement of the nominee acknowledging fiduciary duties to the Corporation and its shareholders under applicable law; and (g) any other information required to be disclosed under Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the proxy statement, if any, and to serve if elected). The notice must also set forth the information required under clauses (b) through (f) of the business notice above with respect to the nominating shareholder and a statement whether such shareholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power reasonably believed to be necessary to elect such nominee(s) (a “Nominee Solicitation Statement”). At the request of the Board, any nominee must furnish such information as may reasonably be required to determine eligibility and independence.

No person shall be eligible for election or re-election as a director unless nominated in accordance with these procedures. A nominee shall not be eligible if a shareholder or any Stockholder Associated Person takes action contrary to the representations in the Nominee Solicitation Statement or if such statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson shall determine and declare whether any nomination was properly made, and any defective nomination shall be disregarded.

If the Board has authorized that shareholders may fill a vacancy or newly created directorship at a special meeting, nominations at such special meeting shall be made only (1) by or at the direction of the Board or (2) by a shareholder of record who timely delivers a written notice of nomination including the information set forth above. To be timely, such notice must be received not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the Public Announcement of the date of the special meeting and of the Board’s nominees.

In addition to these Bylaws, a shareholder must comply with all applicable requirements of law and the Exchange Act with respect to the matters set forth in this Section 2.4.

2.5 Notice of Meetings. Written or electronic notice stating the place, if any, date, and hour of the meeting shall be given to each shareholder entitled to vote at such meeting within the time period required by the TBOC, and in the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called.

2.6 Quorum. The holders of one-third of the voting power of the shares entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise required by the TBOC, the Certificate of Formation, these Bylaws, or the rules of any applicable securities exchange. Once a quorum is present, it shall not be broken by the withdrawal of shareholders.

2.7 Adjournment; Notice of Adjourned Meetings. The chairperson of any meeting or shareholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If the adjournment is for more than 30 days, or if a new record date for the adjourned meeting is fixed, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote thereat.

2.8 Conduct of Meetings. The chairperson of the meeting shall determine the order of business and the procedures to be followed, including regulation of the manner of voting and conduct of business. The chairperson shall be designated by the Board; in the absence of such designation, the Chairperson of the Board, the Chief Executive Officer, the President, or any other executive officer of the Corporation shall serve as chairperson in that order of precedence.

2.9 Voting. Except as otherwise provided by law, the Certificate of Formation, these Bylaws, or the rules of any applicable securities exchange, each shareholder shall be entitled to one vote for each share of capital stock held. In all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by a plurality of the votes cast unless otherwise provided by the Certificate of Formation or applicable law.

2.10 Action by Written Consent. To the extent permitted by the TBOC and the Certificate of Formation, subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted to be taken by the shareholders of the corporation by written consent, and not at a duly called annual or special meeting of shareholders of the corporation, may only be taken if such written consent is signed by all holders of shares entitled to vote on such action.

2.11 Record Dates. The Board may fix a record date for determining shareholders entitled to notice of or to vote at any meeting, for any dividend or other distribution, for any rights, or for any other lawful action. If no record date is fixed, the record date shall be as provided by the TBOC.

2.12 Proxies. Shareholders may vote by proxy authorized in writing or by electronic transmission, to the extent permitted by the TBOC and these Bylaws. No proxy shall be valid after eleven months years from its date, unless the proxy provides for a longer period.

2.13 Shareholder List. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of shareholders (or such shorter period as may be permitted under the TBOC), a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each shareholder and the number of shares registered in the name of each shareholder. The list shall be available for examination by any shareholder for any purpose germane to the meeting, during ordinary business hours, at the Corporation’s principal place of business or on a reasonably accessible electronic network, and at the meeting.

2.14 Inspectors of Election. The Board shall appoint one or more inspectors of election to act at any meeting of shareholders. Each inspector shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality. The inspectors shall ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and certify their determinations.

ARTICLE III – DIRECTORS

For purposes of these Bylaws, “Whole Board” means the total number of authorized directors whether or not there exist vacancies.

3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law or the Certificate of Formation.

3.2 Number and Classification. The number of directors shall be fixed from time to time by resolution of the Whole Board, subject to any provision of the Certificate of Formation. If provided in the Certificate of Formation, the Board may be divided into classes with staggered terms, and directors of each class shall hold office until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification, or removal.

3.3 Election; Qualification; Term. Except as provided in Section 3.4, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be shareholders unless required by the Certificate of Formation or these Bylaws.

3.4 Resignation and Vacancies. Any director may resign at any time by delivering written or electronic notice to the Corporation. A resignation is effective when delivered unless it specifies a later effective date or an effective date determined upon the happening of an event. Unless otherwise provided in the Certificate of Formation or these Bylaws, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the shareholders, subject to the TBOC and the Certificate of Formation.

3.5 Meetings; Participation by Communications Equipment. The Board may hold meetings, regular or special, within or outside the State of Texas. Members of the Board may participate in meetings by means of conference telephone or other communications equipment by which all persons participating can hear each other, and such participation shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held without notice at such times and places as shall be determined by the Board.

3.7 Special Meetings; Notice. Special meetings of the Board may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, or a majority of the authorized number of directors, at such times and places as they shall designate. Notice shall be given in any reasonable manner and within a reasonable time prior to the meeting.

3.8 Quorum; Voting. A majority of the total authorized number of directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, except as otherwise provided by law, the Certificate of Formation, or these Bylaws.

3.9 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board or any committee may be taken without a meeting if all members of the Board or committee consent in writing or by electronic transmission, and such consent is filed with the minutes of the proceedings.

3.10 Compensation. The Board may fix the compensation of directors.

3.11 Removal. Except as may be otherwise specifically provided by the Certificate of Formation and subject to the TBOC, directors may be removed from office by the shareholders only for cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term.

ARTICLE IV – COMMITTEES

4.1 Committees of Directors. The Board may designate one or more committees, each to consist of one or more directors. The Board may designate one or more directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee, to the extent provided in the resolution of the Board and permitted by the TBOC, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation; provided, however, that no committee shall have the power or authority to (i) approve or adopt, or recommend to shareholders, any action expressly required by law to be submitted to shareholders for approval, or (ii) adopt, amend, or repeal any Bylaw.

4.2 Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III governing meetings of the Board, with such changes in context as are necessary to substitute the committee and its members for the Board and its members, unless otherwise provided by resolution of the Board or the committee.

4.4 Subcommittees. Unless otherwise provided in the Certificate of Formation, these Bylaws, or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V – OFFICERS

5.1 Officers. The officers of the Corporation shall include a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson, a Chief Executive Officer, a Chief Financial Officer or Treasurer, a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers and agents as may be appointed in accordance with these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with Section 5.3, subject to any rights under contracts of employment.

5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) to appoint, such other officers and agents as the business of the Corporation may require. Each such officer or agent shall hold office for such period, have such authority, and perform such duties as provided in these Bylaws or as determined by the Board.

5.4 Removal and Resignation. Subject to any rights under contracts of employment, any officer may be removed, with or without cause, by the Board or by any officer upon whom such power is conferred by the Board. Any officer may resign at any time by delivering written or electronic notice to the Corporation, effective upon receipt unless a later effective date is specified.

5.5 Vacancies. Any vacancy in any office shall be filled by the Board or as provided in Section 5.3.

5.6 Authority to Represent Shares or Interests of Other Entities. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary, any Assistant Secretary, or any other person authorized by the Board may vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other entity standing in the name of the Corporation.

5.7 Duties of Officers. Officers shall have such powers and perform such duties as may be designated by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI – STOCK AND TRANSFER

6.1 Certificated and Uncertificated Shares. Shares of the Corporation may be certificated or uncertificated, as determined by the Board and permitted by the TBOC. Certificates shall be signed by or in the name of the Corporation by such officers as the Board may designate. If any officer, transfer agent, or registrar who has signed a certificate ceases to hold office before issuance, the certificate may nevertheless be issued with the same effect as if such person were in office on the date of issue.

6.2 Legends and Notices. If the Corporation is authorized to issue more than one class or series of stock, the powers, designations, preferences, rights, and limitations of each class or series shall be set forth in full or summarized on the face or back of the certificate representing such stock, or the Corporation shall furnish such information without charge upon request. For uncertificated shares, the Corporation shall send the registered owner a written notice containing the information required to be stated on certificates or a statement that such information will be furnished without charge upon request.

6.3 Lost, Stolen, or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any certificate alleged to have been lost, stolen, or destroyed, upon such terms as the Corporation may require, including the provision of a bond sufficient to indemnify the Corporation against any claim made against it on account of the loss, theft, or destruction.

6.4 Dividends. Subject to applicable law and the Certificate of Formation, the Board may declare and pay dividends upon the shares of the Corporation’s capital stock in cash, property, or shares of the Corporation’s capital stock.

6.5 Transfer of Stock. Transfers of shares shall be made only upon the Corporation’s books by the holders thereof or by their duly authorized attorneys, and, if such stock is certificated, upon surrender of the certificate(s) properly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, not prohibited by law, the Certificate of Formation, these Bylaws, or contract.

6.6 Stock Transfer Agreements. The Corporation may enter into and perform agreements with any number of shareholders to restrict the transfer of shares of any class or series in any manner not prohibited by law.

6.7 Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of persons registered on its books as the owners of shares to receive dividends and to vote as such owners, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, except as otherwise provided by law.

ARTICLE VII – NOTICES AND WAIVERS

7.1 Manner of Giving Notice. Notice of any meeting of shareholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the shareholder at the address appearing on the Corporation’s records. An affidavit of the Secretary or of an agent of the Corporation that notice has been given shall be prima facie evidence of the facts stated therein.

7.2 Electronic Notice. Any notice to shareholders under the TBOC, the Certificate of Formation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Corporation. Notices given by electronic transmission shall be deemed given when directed to the electronic address provided by the shareholder or as otherwise provided by law.

7.3 Notice to Shareholders Sharing an Address. To the extent permitted by law, any notice to shareholders may be given by a single written notice to shareholders who share an address if consented to by the shareholders at that address, which consent shall be revocable by written notice to the Corporation.

7.4 Waiver of Notice. Whenever notice is required, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission, whether before or after the time stated in the notice, shall be deemed equivalent to notice. Attendance at a meeting shall constitute a waiver of notice unless the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE VIII – INDEMNIFICATION AND ADVANCEMENT; INSURANCE

8.1 Indemnification of Directors and Officers in Third-Party Proceedings. Subject to the other provisions of this Article VIII and to the fullest extent permitted by the TBOC, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee, or agent of another entity, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and reasonably believed the conduct was in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe the conduct was unlawful.

8.2 Indemnification of Directors and Officers in Proceedings by or in the Right of the Corporation. Subject to the other provisions of this Article VIII and to the fullest extent permitted by the TBOC, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee, or agent of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and reasonably believed the conduct was in or not opposed to the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless and only to the extent that the court in which such Proceeding was brought shall determine, upon application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses.

8.3 Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Sections 8.1 or 8.2, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

8.4 Indemnification and Advancement for Employees and Agents. Subject to the other provisions of this Article VIII and to the extent not prohibited by the TBOC or other applicable law, the Corporation may indemnify and advance expenses to employees and agents. The Board may delegate the determination of whether employees or agents shall be indemnified or receive advancement of expenses.

8.5 Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of (i) a written request therefor (together with documentation reasonably evidencing such expenses) and (ii) an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified under this Article VIII or applicable law. Such expenses incurred by former directors and officers or other employees and agents may be so paid upon such terms and subject to such guidelines as the Corporation deems appropriate.

8.6 Limitations on Indemnification. Subject to Section 8.3 and applicable law, the Corporation shall not be obligated to indemnify any person in connection with any Proceeding (or any part thereof):

(a) for which payment has actually been made to or on behalf of such person under any insurance policy, indemnity provision, vote, or otherwise, except with respect to any excess beyond the amount paid;

(b) for any accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized from the sale of securities of the Corporation, as required under the Exchange Act (including reimbursements arising from an accounting restatement pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person against the Corporation or its directors, officers, employees, agents, or other indemnitees, unless (i) authorized by the Board prior to its initiation, (ii) the Corporation provides indemnification in its sole discretion, (iii) otherwise required to be made under Section 8.7, or (iv) otherwise required by law; or

(e) if prohibited by applicable law.

If any provision of this Article VIII is held invalid, illegal, or unenforceable for any reason whatsoever, the remaining provisions shall not be affected and shall be construed to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable to the fullest extent possible.

8.7 Determination; Claim. If a claim for indemnification or advancement under this Article VIII is not paid in full within 90 days after receipt by the Corporation of a written request therefor, the claimant shall be entitled to adjudication by a court of competent jurisdiction of entitlement to such indemnification or advancement. To the extent permitted by law, the Corporation shall indemnify such person against expenses incurred in connection with any action for indemnification or advancement to the extent such person is successful, and the Corporation shall have the burden of proving that the claimant is not entitled to the requested indemnification or advancement.

8.8 Non-Exclusivity. The indemnification and advancement provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under the Certificate of Formation, any statute, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advancement, to the fullest extent not prohibited by law.

8.9 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or serving at the request of the Corporation in such capacity for another entity, against any liability asserted against such person and incurred in such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person under applicable law.

8.10 Survival. The rights to indemnification and advancement conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators.

8.11 Effect of Repeal or Modification. Any amendment, alteration, or repeal of this Article VIII shall not adversely affect any right or protection of any person with respect to any act or omission occurring prior to such amendment, alteration, or repeal.

8.12 Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent entity absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees, or agents. References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service that imposes duties with respect to an employee benefit plan, its participants, or beneficiaries.

ARTICLE IX – EXCLUSIVE FORUM FOR INTERNAL CORPORATE CLAIMS; JURY TRIAL WAIVER; OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS

9.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for:

(a) any derivative action or proceeding brought on behalf of the Corporation;

(b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director, officer, or employee of the Corporation to the Corporation or the Corporation’s shareholders;

(c) any action asserting a claim against the Corporation or any current or former director, officer, or employee of the Corporation arising pursuant to any provision of the TBOC or the Corporation’s Certificate of Formation or these Bylaws (together, the “Proposed Organizational Documents”);

(d) any action asserting a claim governed by the internal affairs doctrine;

(e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC; or

(f) any other action or proceeding as to which the Business Court in the First Business Court Division of the State of Texas has jurisdiction,

shall be the Business Court in the First Business Court Division of the State of Texas. If such Business Court determines that it lacks jurisdiction, then the United States District Court for the Northern District of Texas, Dallas Division, shall be the exclusive forum for such action or proceeding; and, if such federal court lacks subject matter jurisdiction, then the state district courts of Dallas County, Texas, shall be the exclusive forum. This Section 9.1 shall not apply to claims arising under the Securities Act of 1933 or the Exchange Act, or any claim for which the federal courts have exclusive jurisdiction. Any person or entity acquiring or holding shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article IX.

9.2 Jury Trial Waiver for Internal Entity Claims. The Corporation and each shareholder, director, and officer of the Corporation irrevocably and unconditionally waives any right that the Corporation or such person may have to a trial by jury in any legal action, proceeding, cause of action, counterclaim, cross-claim or third-party claim arising out of or relating to any “internal entity claim” as that term is defined in Section 2.115 of the TBOC. Each shareholder of the Corporation agrees that such shareholder’s holding or acquisition of shares of stock of the Corporation or, to the extent permitted by law, options or rights to acquire shares of stock of the Corporation following the adoption of the Amended and Restated Certificate of Formation of the Corporation constitutes such shareholder’s intentional and knowing waiver of any right to trial by jury with respect to such claims.

9.3 Ownership Threshold for Derivative Proceedings. The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of the Corporation’s shares of common stock, sufficient to meet an ownership threshold of at least 3% of the outstanding shares of the Corporation.

ARTICLE X – GENERAL MATTERS

10.1 Execution of Contracts and Instruments. Except as otherwise provided by law, the Certificate of Formation, or these Bylaws, the Board may authorize any officer or agent to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Corporation or to render it liable for any purpose or amount.

10.2 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

10.3 Seal. The Corporation may adopt a corporate seal, which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

10.4 Construction. References in these Bylaws to the TBOC shall be deemed to include all amendments thereto and successor provisions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in applicable Texas law shall govern the construction of these Bylaws.

ARTICLE XI – AMENDMENTS

These Bylaws may be altered, amended, or repealed, and new Bylaws may be adopted, by the affirmative vote of a majority of the directors then in office, subject to any limitations contained in the Certificate of Formation or the TBOC. Shareholders may also amend or repeal these Bylaws as provided in the Certificate of Formation and applicable law; provided, however, that the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares entitled to vote thereon, voting together as a single class, shall be required for the shareholders to alter, amend, or repeal, or adopt any Bylaw inconsistent with, the following provisions of these Bylaws: Article II, Sections 3.2, 3.4, and 3.11 of Article III, Article VIII, Article IX, and this Article XI (including, without limitation, any such Article or Section as renumbered following any amendment).